Exhibit 23.3

October 23, 2026

To: Ping An Biomedical Co., Ltd.

22/F, China United Plaza

1002-1008, Tai Nan West Street

Cheung Sha Wan, Kowloon, Hong Kong

Ladies and Gentlemen,

We are lawyers qualified in the Mainland of People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section A).

We act as the PRC counsel to Ping An Biomedical Co., Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, we provide legal services for the search and review of relevant laws and regulations of the People’s Republic of China.We have no objection to the provisions in Form F-3 pertaining to the relevant laws and regulations of the People’s Republic of China.

A. Definitions

The following terms as used in this legal opinion (this “Opinion”) are defined as follows:

“PRC Laws”	means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof. However, “PRC Laws” herein does not include the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region or the Taiwan region.
“PRC Authorities”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

B. Laws and Regulations Researched and Reviewed, and Assumptions

We have researched and reviewed the currently effective laws, regulations, regulatory notices, judicial interpretations, guidelines and relevant national standards issued by competent PRC authorities (collectively, the “Laws and Regulations”). In conducting such research and review and for the purpose of this Opinion, we have assumed:

1.	that the versions of the Laws and Regulations obtained and relied upon by us are those publicly released by the competent PRC authorities;

2.	the truthfulness, accuracy and completeness of the texts, contents, effective dates, scope of application and implementing rules set forth in the Laws and Regulations;

3.	that no amendments, revisions, supplements or repeals have been made with respect to any of the Laws and Regulations after the date of our research and review, such changes not having been publicly announced or brought to our attention;

4.	that this Opinion is limited to matters of PRC Laws effective as of the date hereof. We have not investigated, and do not express or imply any opinion on, accounting, auditing, or the laws of any other jurisdiction.

C. Opinion

Based upon the foregoing and subject to the qualifications below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	The disclosure in the Registration Statement concerning the PRC Laws and regulations applicable to the Company, including those relating to foreign investment, foreign exchange administration, data security, personal information protection and overseas listing, is accurate in all material respects and does not omit any material fact necessary to make such disclosure not misleading.

2.	Each subsidiary of the Company incorporated in the PRC as described in the Registration Statement is duly established and validly existing as a limited liability company under PRC Laws.

This Opinion is limited to the PRC Laws in force and publicly available on the date hereof and is subject to the following qualifications:

(a)	We express no opinion as to any law other than the PRC Laws in force on the date hereof. In particular, we express no opinion as to the laws of the Cayman Islands, the British Virgin Islands, Hong Kong, Macao or Taiwan, or as to any accounting, auditing or tax matter.

(b)	This Opinion is subject to the discretion of competent PRC Authorities in the interpretation, implementation and application of PRC Laws, and to changes in PRC Laws and their interpretation or enforcement after the date hereof.

(c)	The PRC Laws referred to herein are currently in force and may be changed, amended or replaced in the future, with or without retrospective effect. We undertake no obligation to advise you of any such change, or of any facts occurring, after the date of this Opinion.

This opinion is solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by anyone else in connection with this opinion or used for any other purpose.

Sincerely yours,

Juxiang Qin

Attorney at Law

ANLI Partners Law Offices, LLP(Tianjin)